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                                                                     Exhibit 1.1

                         EVEREN Unit Investment Trusts
                                   Series 52

                                TRUST AGREEMENT

     This Trust Agreement dated as of October 1, 1996 between EVEREN Securities, Inc., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For EVEREN Unit Investment Trusts, Equity Trusts, Effective November 7, 1995" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument.

                               WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.

                                    Part II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

          (1) The equity securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement as indicated in each Trust named on the attached Schedule.

          (2) For the purposes of the definition of the term "Unit" in Article I, it is hereby specified that the fractional undivided interest in and ownership of a Trust is the amount set forth in the section captioned "Essential Information" in the final Prospectus of the Trust (the "Prospectus") contained in Amendment No. 1 to the Trust's Registration Statement (Registration No. 333-12569) as filed with the Securities and Exchange Commission on October 1, 1996. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to
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     Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decrease by the number of Units redeemed pursuant to Section 5.02.

          (3) The term "Deferred Sales Charge" shall mean the "deferred sales charge" as described in the Prospectus.

          (4) The terms "Income Account Record Date" and "Capital Account Record Date" shall mean the dates set forth under "Essential Information--Record and Computation Dates" in the Prospectus.

          (5) The terms "Income Account Distribution Date" and "Capital Account Distribution Date" shall mean the dates set forth under "Essential Information--Distribution Dates" in the Prospectus.

          (6) The term "Initial Date of Deposit" shall mean the date of this Trust Agreement as set forth above.

          (7) Section 1.01(20) is hereby stricken and replaced by the following:
     ""Percentage Ratio" shall mean, for each Trust which will issue additional Units pursuant to Section 2.03 hereof, the actual number of shares of each Equity Security as a percent of all shares of Equity Securities existing on the Initial Date of Deposit; provided, however, that after a Trust has been in existence for ninety days the Percentage Ratio for such Trust shall mean the actual number of shares of each Equity Security as a percent of all shares of Equity Securities existing on the ninetieth day of such Trust's existence. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect the occurrence of a stock dividend, a stock split or a similar event which affects the capital structure of the issuer of an Equity Security.

          (8) Section 1.01 shall be amended by adding the following at the end of such Section:

          "(32) "Rollover Unitholder" shall have the meaning assigned to it in
          Section 5.05.

          (33) "Rollover Distribution" shall have the meaning assigned to it in
          Section 5.05.

          (34) "Distribution Agent" shall mean the Trustee acting in its capacity as distribution agent pursuant to Section 5.05.

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          (35) "Special Redemption Period" shall mean the "Interim Redemption and Rollover Period" and the "Final Redemption and Rollover Date" described in the Prospectus under "Essential Information.""

          (9) The first sentence of Section 2.01(e) is hereby stricken and replaced with the following:

          "If Securities in the Trust are sold pursuant to Sections 3.07 or 8.02 hereof or if there are excess proceeds remaining after meeting redemption requests pursuant to Section 5.02, and the net proceeds of any such sale are not otherwise reinvested as provided in such Sections, the net proceeds of any such sale may be reinvested, if in the opinion of the Depositor it is in the best interests of the Unitholders to do so, in short term U.S. Treasury obligations maturing on or prior to the next succeeding Capital Distribution Date or, if earlier, December 31 of the year of purchase (the "Reinvestment Securities")."

          (10) The number of Units of a Trust referred to in Section 2.03 is as set forth under "Essential Information--Number of Units" in the
      Prospectus.

          (11) Notwithstanding anything to the contrary in Section 3.10, if at any time equity securities of EVEREN Capital Corporation or any if its affiliates are included as Securities in the portfolio of the Trust and the Trustee shall have been notified of any action to be taken or proposed to be taken by holders of such Securities, then the Trustee shall take such action or refrain from taking any action so as to insure that such Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are the Securities held by owners other than the Trust.

          (12) The following Section 5.05 shall be added:

     "Section 5.05. Rollover of Units. (a) If the Depositor shall offer a subsequent series of the Trusts (the "New Series"), the Trustee shall, at the Depositor's sole cost and expense, include in the notice sent to Unitholders specified in Section 8.02 a form of election whereby Unitholders, whose redemption distribution would be in an amount sufficient to purchase at least one Unit of the New Series, may elect to have their Units(s) redeemed in kind in the manner provided in Section 5.02, the Securities included in the redemption distribution sold, and the cash proceeds applied by the Distribution Agent to purchase Units of the New Series, all as hereinafter provided. The Trustee shall honor properly completed election forms returned to the Trustee, accompanied by any Certificate evidencing Units tendered for redemption or a properly completed redemption request with respect to uncertificated Units, by its close of business on the last day of any Special Redemption Period.

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     All Units so tendered by a Unitholder (a "Rollover Unitholder") shall be redeemed and cancelled during the applicable Special Redemption Period. Subject to payment by such Rollover Unitholder of any tax or other governmental charges which may be imposed thereon, such redemption is to be made in kind pursuant to Section 5.02 by distribution of cash and/or Securities to the Distribution Agent during the applicable Special Redemption Period of the net asset value (determined on the basis of the Trust Fund Evaluation as of the day on which such redemption is made in accordance with Section 4.01) multiplied by the number of Units being redeemed (herein called the "Rollover Distribution"). Any Securities that are made part of the Rollover Distribution shall be valued for purposes of the redemption distribution as the day on which such redemption is made.

     All Securities included in a Unitholder's Rollover Distribution shall be sold by the Distribution Agent during the applicable Special Redemption Period specified in the Prospectus pursuant to the Depositor's direction, and the Distribution Agent shall employ the Depositor as broker in connection with such sales. For such brokerage services, the Depositor shall be entitled to compensation at its customary rates, provided however, that its compensation shall not exceed the amount authorized by applicable Securities laws and regulations. The Depositor shall direct that sales be made in accordance with the guidelines set forth in the Prospectus under the heading "Interim and Final Redemption and Rollover in New Trusts." Should the Depositor fail to provide direction, the Distribution Agent shall sell the Securities in the manner provided in the prospectus for "less liquid Equity Securities." The Distribution Agent shall have no responsibility for any loss or depreciation incurred by reason of any sale made pursuant to this Section.

     Upon each trade date for sales of Securities included in the Rollover Unitholder's Rollover Distribution, the Distribution Agent shall, as agent for such Rollover Unitholder, enter into a contract with the Depositor to purchase from the Depositor Units of the New Series (if any), at the Depositor's public offering price for such Units on such day, and at such reduced sales charge as shall be described in the prospectus for the Trusts. Such contract shall provide for purchase of the maximum number of Units of the New Series whose purchase price is equal to or less than the cash proceeds held by the Distribution Agent for the Unitholder on such day (including therein the proceeds anticipated to be received in respect of Securities traded on such day net of all brokerage fees, governmental charges and any other expenses incurred in connection with such sale), to the extent Units are available for purchase from the Depositor. In the event a sale of Securities included in the Rollover Unitholder's redemption distribution shall not be consummated in accordance with its terms, the Distribution Agent shall apply the cash proceeds held for such Unitholder as of the settlement date for the purchase of Units of the New Series to purchase the maximum number of units which such cash balance will permit, and the Depositor agrees that the settlement date for Units whose purchase was not consummated as a result of insufficient funds will be extended until cash proceeds from the Rollover

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     Distribution are available in a sufficient amount to settle such purchase.
     If the Unitholder's Rollover Distribution will produce insufficient cash proceeds to purchase all of the Units of the New Series contracted for, the Depositor agrees that the contract shall be rescinded with respect to the Units as to which there was a cash shortfall without any liability to the Rollover Unitholder or the Distribution Agent. Any cash balance remaining after such purchase shall be distributed within a reasonable time to the Rollover Unitholder by check mailed to the address of such Unitholder on the registration books of the Trustee. Units of the New Series will be uncertificated unless and until the Rollover Unitholder requests a certificate. Any cash held by the Distribution Agent shall be held in a non-interest bearing account which will be of benefit to the Distribution Agent in accordance with normal banking procedures. Neither the Trustee nor the Distribution Agent shall have any responsibility or liability for loss or depreciation resulting from any reinvestment made in accordance with this paragraph, or for any failure to make such reinvestment in the event the Depositor does not make Units available for purchase.

          (b) Notwithstanding the foregoing, the Depositor may, in its discretion at any time, decide not to offer a New Series in the future, and if so, this Section 5.05 concerning the Rollover of Units shall be inoperative.

          (c) The Distribution Agent shall receive no fees for performing its duties hereunder. The Distribution Agent shall, however, be entitled to receive reimbursement from the Trust for any and all expenses and disbursements to the same extent as the Trustee is permitted reimbursement hereunder."

          (d) Notwithstanding the foregoing, in lieu of selling Securities through the Depositor on the open market the Distribution Agent may sell Securities from a terminating Trust into the corresponding New Series if those Securities continue to meet the New Series' strategy. The price for those Securities will be the closing sale price on the sale date on the exchange where the Securities are principally traded, as certified by the Sponsor.

          (16) For the purposes of Section 6.01(g), the liquidation amount is the amount set forth under "Essential Information--Minimum Value of Trust under which Trust Agreement may be Terminated" in the Prospectus.

          (17) Notwithstanding anything to the contrary herein, the total annual expenses paid by a Trust in accordance with Section 3.05(a), excluding amounts specified by Section 3.05(a)(v) with respect to a deferred sales charge, shall not exceed $0.035 per Unit of such Trust then outstanding; to the extent such annual expenses to be charged to a Trust exceed such amount, the excess shall be paid by the Depositor at its own expense and not by the Trust.

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     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed.


                                       EVEREN Securities, Inc.,
                                         Depositor


                                       By      /s/ Robert K. Burke
                                          -----------------------------
                                              Senior Vice President



                                       THE BANK OF NEW YORK,
                                         Trustee


                                       By      /s/ Ted Rudich
                                          -----------------------------
                                                Vice President



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                                  SCHEDULE A

                        Securities Initially Deposited
                         EVEREN Unit Investment Trusts
                                   Series 52


     (Note: Incorporated herein and made a part hereof are the "Portfolio" as set forth in the Prospectus.)






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